Exhibit 23.4

Consent of Independent Auditor

AdaptHealth Corp.

Plymouth Meeting, Pennsylvania

We have issued our report dated April 15, 2019 with respect to the consolidated financial statements of Verus Healthcare, Inc and Subsidiaries as of May 17, 2018 and December 31, 2017 and for period from January 1, 2018 to May 17, 2018 and year ended December 31, 2017. We consent to the inclusion of the aforementioned report in the Form S-1 Registration Statement of AdaptHealth Corp. filed on February 28, 2020.

Brentwood, Tennessee

February 28, 2020